UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☒           Soliciting Material Under Rule 14a-12

BENIHANA, INC.
(Name of Registrant as Specified in Its Charter)

RHA TESTAMENTARY TRUST BENIHANA OF TOKYO, INC. KEIKO ONO AOKI
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Benihana of Tokyo, Inc. (“BOT”), together with the other participants named herein, is filing materials  contained in this Schedule 14A with the Securities and Exchange  Commission  (“SEC”) in connection with the  solicitation  of proxies against the proposed reclassification of the Class A Common Stock of Benihana Inc. (“Benihana” or the “Company”) into Common Stock which is expected to be voted  on  at  a  meeting  of  the  Company's  stockholders  (the  “Special Meeting”), the date of which has not yet been set.  BOT has not yet filed a proxy statement with the SEC with regard to the Special Meeting.

On June 22, 2011, BOT delivered the following letter to the Board of Directors of Benihana:

June 22, 2011

BY OVERNIGHT MAIL AND FACSIMILE

Board of Directors of Benihana Inc.
8685 Northwest 53rd Terrace
Miami, Florida 33166

Dear Members of the Board:

As the largest stockholder of Benihana Inc. (“Benihana” or the “Company”), with an aggregate ownership of 2,153,744 shares of common stock, we are writing to you to express our significant concerns with, and strong opposition to, the proposed reclassification of the Company’s Class A Common Stock into Common Stock (the “Reclassification”).  It appears that the Reclassification is yet another example of the unfettered and undue influence that the Company’s sole preferred stockholder, BFC Financial Corporation (“BFC”), continues to exert at the Board level at the expense of the Company’s non-preferred stockholders.

It is one thing that the Company’s ten-month long purported “strategic review process” did not conclude with the announcement of a proposed sale or an alternative value-maximizing transaction, despite a very active and favorable deal environment.  But to make matters worse, the Company’s Board of Directors (the “Board”) terminated the sale process in favor of the Reclassification when it should be clear that the proposed action (i) benefits only certain of the Company’s self-interested insiders, including BFC and Coliseum Capital Management (“Coliseum”), (ii) serves to entrench the Board and (iii) dilutes and disenfranchises the vast majority of the Company’s common stockholders.  How could an almost year-long strategic process that was designed to maximize value for all of the Company’s stockholders result in an outcome that fails to address any of the Company’s real issues and benefits only the Company’s insiders?   The current BFC-dominated Board continues to demonstrate a complete disregard for the best interests of all stockholders and for its fiduciary duties.

We also question the timing of the Reclassification and the Special Meeting.  Why is the Board rushing to hold a special meeting to consider the Reclassification when this can easily be included on the agenda at the 2011 Annual Meeting later this year?  Given the failed sale process, hasn’t the Board already wasted enough stockholder money?  This only corroborates what we believe to be the real reason behind the Reclassification -- to manipulate the corporate voting machinery to entrench BFC and Coliseum.  We urge the Board to abandon the Reclassification proposal, but should you decide to nevertheless proceed with a stockholder vote, it should occur at the 2011 Annual Meeting.

It is readily apparent that there was a flawed process conducted by the Board in considering and approving the Reclassification.  We believe at least five of the ten members of the Board have interests in the Reclassification that significantly diverge from the best interests of the vast majority of the Company’s unaffiliated common stockholders.  BFC is the Company’s sole preferred stockholder and BFC principals or employees currently hold four of ten Benihana director positions, while director Adam Gray is the managing partner of Coliseum, whose voting rights are set to increase significantly under the proposed Reclassification.

Yet, despite these apparent and significant conflicts of interest, the Board did not form an independent special committee to review and consider the Reclassification.  In fact, we have reason to believe it was these five Board members who, acting through a so-called Executive Committee of the Board, controlled the failed strategic review process, and who instead approved a completely self-serving transaction for them and their respective affiliates and associates.  That five members of the Board have such clear conflicts of interest places a large cloud of doubt as to whether the best interests of the Company’s common stockholders were adequately addressed throughout the failed sale process and the process that led to the Reclassification.

It puzzles us that after ten months of effort and no doubt great expense, the Board not only failed to achieve a value-maximizing transaction, but has now also failed to address its self-styled reasons for this Reclassification.  Even if approved, a dual class structure would still exist at the Company following the Reclassification, giving BFC an effective veto on all corporate decisions.  Liquidity issues would still exist after the Reclassification since daily trading volume would only average approximately 0.3% of the Company’s total outstanding shares.  Perhaps this liquidity problem could have been better addressed by placing more emphasis on an investor relations program.  Notably, we are not aware of Benihana receiving any current analyst coverage, nor are we aware of Benihana attending any industry conferences.  One of our major competitors, P.F. Chang’s China Bistro, has approximately 50% more shares outstanding, but trades at 7x more volume, attends leading industry conferences and is covered by approximately 20 analysts.

What is also extremely troubling to us is that the Executive Committee of the Board is made up of three BFC director representatives, Messrs Levan, Abdo and Dornbush, and a fourth director, Richard C. Stockinger, whose compensation is determined by the BFC-controlled compensation committee.  The fifth member is Adam Gray of Coliseum.  We understand that the Executive Committee has been controlling all key Board decisions and actions behind closed doors.  Even more troubling is the fact that the sole “independent” voice on the Executive Committee, Mr. Stockinger, has every incentive to act with BFC because his compensation, which included the grant of 400,000 shares of common stock which vests over three years and is not contingent upon any performance requirements, is determined by the BFC-controlled Compensation Committee.

This is not the first time that the BFC-controlled Board has proposed a corporate action that is motivated primarily out of self-interest.  Lest we forget that back in January 2010, the Company sought approval for the issuance of 12,000,000 additional Class A shares that would effectively give the Company the ability to conduct an issuance of Class A Stock that would be highly dilutive to all stockholders except for BFC (the “BFC Transaction”).  At the time, the Company disclosed in its proxy materials that it had a debt problem in light of its bank borrowings and projected capital requirements. It turns out that the Company never really had any debt issues.  Then, when it appeared that the BFC Transaction would not be approved by stockholders, the Company changed the proposal into a sham merger structure that effectively allowed BFC, whose shares would not be diluted, to (i) vote on an as-converted basis, while also requiring a vote of all classes combined and (ii) gain the votes, under NYSE rules, of retail stockholders who had not submitted a proxy.  In fact, the BFC Transaction passed by less than one-half of 1% of the outstanding voting power and would have failed if the transaction had not been structured to give BFC the ability to vote its preferred stock, which accounted for over 19% of the total voting power.

Since July 2010, when the Board began its “strategic review,” the number of outstanding Class A shares has increased by over 9%, or approximately 900,000 shares, with most of these new, dilutive shares being issued to management and Board members.  Whose interests were being served by the Board’s actions in February and whose interests are being served now?

The following examples of BFC’s history of undue influence and related party transactions give us no comfort that the Board has adequately taken into account the best interests of all stockholders in approving and proposing the Reclassification and other corporate actions:

John E. Abdo - Vice Chairman of BFC

•	Mr. Abdo is also the Vice Chairman of Woodbridge Holdings (“Woodbridge”), a subsidiary of BFC and serves as the Vice Chairman of BankAtlantic Bancorp, Inc. (“BankAtlantic”).

Alan B. Levan - Chairman, CEO and President of BFC

•	Mr. Levan is also Chairman and Chief Executive Officer of Woodbridge, the subsidiary of BFC of which John E. Abdo serves as Vice Chairman.

•	Mr. Levan served as Chairman and Chief Executive Officer of Woodbridge’s predecessor, Levitt Corpration, the same company for which Darwin C. Dornbush served as a director.

•	Mr. Levan serves as the Chairman of Bluegreen Corporation (“Bluegreen”), of which BFC owns a controlling interest. He serves on Bluegreen’s board of directors together with Mr. Abdo and Norman Becker.

•	Mr. Levan serves as the Chairman and CEO of BankAtlantic, a subsidiary of BFC, and the same company for which Mr. Abdo serves as Vice Chairman.

Norman Becker

•
Norman Becker is a director of Bluegreen, the same company for which Mr. Levan is Chairman and Mr. Abdo serves as Vice Chairman of the Board.  Benihana leased restaurant space from a Bluegreen subsidiary at a base rent of approximately $140,000/year, with a twenty year term.

Darwin Dornbush

Darwin C. Dornbush has held various positions with the Company since 1983, including serving as a director from 1995 to 2005 and then rejoining the Board again in 2009.  In addition:

•	Mr. Dornbush served as a board member of Levitt Corporation, the predecessor of Woodbridge Holdings, LLC (“Woodbridge”), of which BFC owned a controlling interest;

•	Mr. Dornbush served as counsel to Benihana in the BFC Transaction at the same time he served as a board member of Levitt Corporation;

•	Mr. Dornbush acts as General Counsel of Benihana;

•
The law firm Dornbush Schaeffer Strongin & Venaglia, LLP, of which Mr. Dornbush is senior partner, has received and continues to receive substantial outside counsel fees paid by Benihana. According to the Company’s Proxy Statements filed with the Securities and Exchange Commission, fees paid to Mr. Dornbush’s law firm were $900,000 in fiscal 2009, $900,000 in fiscal 2008 and $800,000 in fiscal 2007

We are further concerned by the creeping method of control BFC has used in the past to gain control of its portfolio companies, including Woodbridge, BankAtlantic and Bluegreen.  It appears that BFC’s modus operandi, once it identifies a target, is to: (1) obtain a significant ownership position, (2) conduct a highly dilutive rights offering to further increase its position and (3) complete its assertion of control.  In fact, it appears that Benihana is the only company in the BFC portfolio in which it does not control at least 50% of the voting power.  Yet, by eliminating the Class A stockholders and diluting the common stockholders, it appears the Reclassification will accomplish just that. Why should we believe anything else is motivating BFC in connection with its investment and control of Benihana?

For all these reasons, it is clear that the Reclassification is nothing more than a disingenuous attempt to solidify BFC’s stranglehold on the Company.  The purported reasons that the Company gives for approving the Reclassification, including greater liquidity, alignment of voting and economic interests and the simplification of the capital structure, are nothing more than a “smokescreen” to hide BFC’s true intention of solidifying its control over the Company by disenfranchising and diluting the common stockholders.

We find the Board’s concern with corporate governance highly suspect considering that after five months of its strategic review it extended the stockholder rights plan it now purports to want to eliminate.  If the Board is so concerned with good corporate governance, then why did it extend the stockholder rights plan without putting it to a stockholder vote? Why not put it to a vote now? And why make its elimination contingent on the approval of the Reclassification?  Clearly, this newfound concern with corporate governance is not genuine.

Also, BFC does not appear to be too concerned with providing greater liquidity and simplifying the capital structure when it comes to its other portfolio companies, so why should we believe its purported reasons for the Reclassification at Benihana?

We believe Paul Hodgson, senior research associate at the Corporate Library, which monitors corporate governance practices, said it best in a New York Times article concerning Alan B. Levan and BankAtlantic Bancorp, Inc., a BFC-controlled company, “[w]e don’t like different classes of shares.  We don’t think they are good for public shareholders, and our reasoning behind that is that it’s too easy for the controlling shareholder to run the company for their financial benefit rather than the benefit of public shareholders.”

At BankAtlantic we believe Alan Levan has done just that. First, he appointed his son as a Board member at age 26,  then appointed him as President of BankAtlantic’s wholly-owned banking subsidiary five years later, and then finally made him President and CEO of the bank just two years after that.  In addition to a cease-and-desist order from the Office of Thrift Supervision earlier this year, BankAtlantic’s adjusted stock price has decreased by more than 98% since January 17, 2007, and is down more than 35% in 2011.  BFC owns all of the Class B stock of BankAtlantic and a significant portion of the Class A shares.  BankAtlantic recently completed a rights offering that resulted in BFC ownership increasing even further.  It is entirely unacceptable for the Board to permit BFC to execute this type of value-destroying, creeping and dilutive control formula at Benihana.

We think stockholders will see right through the Board’s futile attempt to depict Benihana of Tokyo as a bad actor in order to gain support for the ill-advised and dilutive Reclassification.  How much stockholder money did the Board waste in filing a frivolous lawsuit that it did not even intend to pursue (BOT was never served with the actual lawsuit), but instead used as a PR piece hoping to deflect their inability to accomplish anything of value for stockholders during the strategic review process.  Ten months and untold banking and legal fees and all this Board has to show for it is the Reclassification?  Adding insult to injury, we note the Company’s fiscal fourth quarter net income slid 79 percent to $299,000, or 2 cents per share, from $1.4 million, or 9 cents per share, in the same quarter of 2010.

Perhaps Benihana can take a page from Benihana of Tokyo when it comes to growth and franchise expansion.  Since BFC’s involvement at Benihana, growth has remained stagnant with the Company having added only 7 Benihana company-owned restaurants and losing 2 franchises since 2004! Benihana of Tokyo, which currently has 17 Teppanyaki locations across the globe, has added 3 new franchises in the past 9 months alone, with plans to add another 3 new franchises before the end of the calendar year. While the Company has been losing its franchise partners, Benihana of Tokyo has assembled a solid roster of franchise partners that includes such respected names as Marriott International, Inc., Fairmont Hotels and Resorts, and Starwood Hotels - Le Meridien.

Unfortunately, this Board’s recent actions are entirely consistent with how BFC-dominated companies have dealt with stockholders in the past.  In the past year alone, Class A stockholders and the common stockholders have been diluted by over one million shares, and we fear this Reclassification is just another step in a plan for continued stockholder disempowerment and dilution.  Class A stockholders currently have rights to 25% of the Board and they have the right to vote as their own class in order to prevent potentially dilutive transactions.  While BFC seems perfectly fine with retaining these rights for itself while eliminating them for other stockholders - we are not!

We are vehemently opposed to the Reclassification and plan to vote against it when it is submitted to a vote of stockholders at the Special Meeting.  It has become clear to us that BFC’s continued domination of the Board is costing the company money and we believe it is having a lasting, negative effect on the value of our investment.  We are currently evaluating all legal options and reserve our rights to take any action necessary to ensure that the Company is once and for all run in a manner that is consistent with the best interests of all stockholders.

Sincerely,

/s/ Keiko Ono Aoki

Keiko Ono Aoki

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Benihana of Tokyo, Inc. (“BOT”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes in connection with the solicitation of proxies against the proposed reclassification of the Class A Common Stock of Benihana Inc. (“Benihana” or the “Company”) into Common Stock which is expected to be voted on at a meeting of the Company’s stockholders (the “Special Meeting”), the date of which has not yet been set.

BOT ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are BOT, RHA Testamentary Trust, a trust established under the laws of New York (the “Trust”), Keiko Ono Aoki (the “Participants”).

As of the close of business on June 21, 2011, BOT owned directly 2,153,744 shares of Common Stock, constituting approximately 36.8% of the shares of Common Stock outstanding. The Trust, as the sole shareholder of BOT, may be deemed to beneficially own the 2,153,744 shares of Common Stock owned by BOT, constituting approximately 36.8% of the shares of Common Stock outstanding. Ms. Aoki, as the sole trustee of the Trust, may be deemed to beneficially own the 2,153,744 shares of Common Stock owned by BOT, constituting approximately 36.8% of the shares of Common Stock outstanding.